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                                                                   Exhibit 8.2

                                August 16, 1999



Western Bancorp
4100 Newport Place
Suite 900
Newport Beach, California 92660


Ladies and Gentlemen:

         We have acted as your counsel in connection with the proposed merger of Western Bancorp with and into U.S. Bancorp (the "Merger"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have reviewed the Agreement and Plan of Merger, dated as of May 19, 1999, between U.S. Bancorp and Western Bancorp, the Registration Statement on Form S-4 filed on July 9, 1999 with the Securities and Exchange Commission and the amendment thereto (the "Registration Statement"), the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), and such other documents as we have deemed necessary or appropriate for our opinion.

         It is our opinion that the discussions in the Proxy Statement/Prospectus under the captions "SUMMARY -- Material Federal Income Tax Consequences" and "THE MERGER -- Material Federal Income Tax Consequences," insofar as such discussions relate to statements of law or legal conclusions (the "Discussions"), are correct in all material respects. In expressing this opinion, we mean that, if the Internal Revenue Service ("IRS") were to assert a position contrary to the conclusions described in the Discussions, the conclusions described in the Discussions, if properly presented to a court, should prevail. The IRS may take positions contrary to the conclusions expressed in the Discussions, and there is a risk that such positions of the IRS might ultimately be sustained by the courts. Our opinion is not binding on the IRS or the courts, and should not be construed as a guarantee of ultimate results.

         We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption "THE MERGER -- Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,


                                     /s/ Irell & Manella LLP